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             [LETTERHEAD OF MCGLADREY & PULLEN, LLP APPEARS HERE]

                                                                    Exhibit 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of HealthCare Financial Partners, Inc. for the registration of 4,025,000 shares of its common stock and to the incorporation by reference therein of our report dated September 13, 1996, with respect to the combined financial statements of HealthCare Financial Partners, Inc. and HealthPartners DEL, L.P. included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                        /s/ McGladrey & Pullen, L.L.P.


Charlotte, North Carolina
March 12, 1998